Exhibit 99.1

FDA Advisory Committee Recommends Approval of Natpara® for Long-Term Treatment of Hypoparathyroidism

NPS Pharma to host conference call today at 5:30 PM EDT

PDUFA date for Natpara BLA is October 24, 2014

BEDMINSTER, N.J.--(BUSINESS WIRE)--September 12, 2014--NPS Pharmaceuticals, Inc. (NASDAQ:NPSP), a global biopharmaceutical company pioneering and delivering therapies that transform the lives of patients with rare diseases, today announced that the U.S. Food and Drug Administration’s (FDA) Endocrinologic and Metabolic Drugs Advisory Committee voted 8 to 5 that the available data support the approval of Natpara® (rhPTH [1-84]) for the long-term treatment of Hypoparathyroidism, a rare endocrine disorder characterized by insufficient levels of parathyroid hormone, or PTH. The Committee’s recommendation will be considered by the FDA in its review of the company’s Biologics License Application (BLA) for Natpara, which has a Prescription Drug User Fee Act (PDUFA) date of October 24, 2014.

“We are very pleased with the Committee’s vote. Their recommendation reinforces our belief in the favorable benefit-risk profile of Natpara and its potential as a long-term treatment option for Hypoparathyroidism,” said Francois Nader, MD, president and chief executive officer of NPS Pharma. “As a bioengineered replacement therapy targeting the underlying cause of the disorder, Natpara has been shown in clinical studies to maintain serum calcium while demonstrating similar physiologic effects to the native parathyroid hormone. We look forward to working with the FDA to complete the final stages of review of our BLA for Natpara.”

The Committee reviewed data from the Natpara clinical development program for Hypoparathyroidism, consisting of one pharmacology study and four efficacy and safety studies. The pivotal Phase 3 study, known as REPLACE, was a randomized, double-blind, placebo controlled study and the largest clinical trial conducted to date in Hypoparathyroidism.

Natpara is a bioengineered replacement therapy for endogenous PTH that NPS Pharma has developed for the treatment of Hypoparathyroidism. The FDA has granted orphan drug status for Natpara for the treatment of Hypoparathyroidism. The European Medicines Agency has also granted orphan drug status for the drug under the trade name Natpar™.

Conference Call Information

NPS Pharma will host a conference call beginning today, Friday, September 12, at 5:30 p.m. Eastern Daylight Time. To participate in the conference call, dial (800) 295-4740 and use pass code 30397283. International callers may dial +1 (617) 614-3925, using the same pass code. In addition, a live audio of the conference call will be available over the Internet. Interested parties can access the event through the NPS Pharma website, www.npsp.com.

For those unable to participate in the live call, a replay will be available at (888) 286-8010, with pass code 61768634, until midnight EDT, September 26, 2014. International callers may access the replay by dialing +1 (617) 801-6888, using the same pass code. The webcast will also be available through the NPS Pharma website for the same period.

About Hypoparathyroidism

Hypoparathyroidism is a rare condition in which the parathyroid glands fail to produce sufficient amounts of parathyroid hormone (PTH) or where PTH lacks biologic activity. PTH plays a central role in a variety of critical physiological functions in the body. In patients with Hypoparathyroidism, insufficient levels of PTH lead to many physiological abnormalities, including low serum calcium and an inability to convert native vitamin D into its active state to properly absorb dietary calcium.

Acute symptoms of Hypoparathyroidism are largely due to low serum calcium and range from muscle pain and tingling, to lack of focus or ability to concentrate, and anxiety and depression. In extreme cases, life-threatening events, such as arrhythmias and seizures, may occur. In the absence of an approved parathyroid replacement therapy, the standard approach focuses on using large doses of calcium and active vitamin D to increase calcium levels in the blood and reduce the severity of symptoms. However, balancing the administration of large doses of calcium and vitamin D is challenging due to calcium fluctuations and the long-term use of this regimen may lead to serious complications. In addition, calcium and vitamin D do not correct the abnormal bone metabolism due to PTH deficiency or enable the activation of vitamin D.

About NPS Pharma

NPS Pharma is a global biopharmaceutical company pioneering and delivering therapies that transform the lives of patients with rare diseases. The company’s current therapeutic areas of focus are gastrointestinal disease and endocrine disorders. These include Short Bowel Syndrome, a potentially fatal gastrointestinal disorder in which patients may have to rely on parenteral nutrition for their survival; Hypoparathyroidism, a complex endocrine disorder in which the parathyroid glands are either absent or damaged, and the body produces insufficient or no parathyroid hormone; and Autosomal Dominant Hypocalcemia, an ultra-rare, genetic disorder of calcium homeostasis caused by mutations of the calcium-sensing receptor gene. NPS Pharma continues to seek in-licensing opportunities to develop new therapies for a broad range of rare diseases, and complements its proprietary programs with a royalty-based portfolio of products and product candidates that includes agreements with Amgen, GlaxoSmithKline, Janssen Pharmaceuticals, and Kyowa Hakko Kirin. NPS Pharma has operations in the U.S., Canada, Europe, Latin America and Japan. Learn more at: www.npsp.com

“NPS Pharma” and “NPS Pharmaceuticals” are the company's trademarks.

Disclosure notice

Statements made in this press release, which are not historical in nature, constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. These statements are based on the company's current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Forward looking statements include, but are not limited to, statements concerning the company’s future financial performance and plans for the commercialization of its products, beliefs or expectations regarding our products in development, statements concerning the company’s plans for international expansion, beliefs or expectations regarding potential revenue and earnings from product sales, including beliefs regarding our ability to grow sales, expectations regarding the market size for our products, including those in development, and beliefs or expectations regarding our operating expenses. Risks associated to the company's business include, but are not limited to, the risks associated with any failure by the company to successfully commercialize Gattex/Revestive (teduglutide [rDNA origin]) for injection, including the risk that physicians and patients may not see the advantages of Gattex/Revestive and may therefore be reluctant to utilize the product, the risk that private and public payers may be reluctant to cover or provide reimbursement for Gattex, risks related to regulatory approvals for recombinant human parathyroid hormone 1-84 (rhPTH [1-84]), the risks associated with the company's strategy, global macroeconomic conditions, the impact of changes in management or staff levels, the effect of legislation effecting healthcare reform in the United States, as well as other risk factors described in the company's periodic filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K and Form 10-Qs. All information in this press release is as of the date of this press release and NPS undertakes no duty to update this information, whether as a result of new information, future events or otherwise.

CONTACT:
NPS Pharmaceuticals, Inc.
Media:
Scott Santiamo, +1 908-432-6962
SSantiamo@npsp.com
or
Investors:
Susan Mesco, +1 908-391-8283
SMesco@npsp.com